As filed with the Securities and Exchange Commission on March 31, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MKDWELL Tech Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1F, No. 6-2, Duxing Road,

Hsinchu Science Park,

Hsinchu City 300, Taiwan

Telephone: +886-3-5781899

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MKDWELL TECH INC. 2026 EQUITY INCENTIVE PLAN

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

Telephone: +1 800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence Venick, Esq.

Loeb & Loeb LLP

10100 Santa Monica Boulevard

Suite 2200

Los Angeles, CA 90067

Telephone: +1 (310) 728-5129

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement (the “Registration Statement”) on Form S-8 is being filed on behalf of MKDWELL Tech Inc., a British Virgin Islands company (the “Company”), for the purpose of registering 709,740 ordinary shares of the Company with no par value (the “Ordinary Shares”) reserved for issuance pursuant to awards that may be granted under the MKDWELL Tech Inc. 2026 Equity Incentive Plan (the “2026 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Company with the Securities and Exchange Commission(the “ Commission”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Registrant’s prospectus (the “Prospectus”) dated April 11, 2025, filed on April 15, 2025 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1 originally filed with the Commission on April 3, 2025, as amended (File No. 333-286370);

(b)	The audit report of Guangdong Prouden CPAs GP on MKDWELL Tech Inc.’s consolidated financial statements as of and for the years ended December 31, 2023 and 2024, included in the Prospectus on pages F-1 to F-35;

(c)	MKDWELL Tech Inc.’s management’s discussion and analysis for the years ended December 31, 2023 and 2024 included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Prospectus;

(d)	The description of the Registrant’s Ordinary Shares, included under the caption “Description of Securities” in the Prospectus;

(e)	The Registrant’s Annual Report on Form 20-F filed with the Commission on April 3, 2025;

(f)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A (File No. 001-42197), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 31, 2024, including any amendments or reports filed for the purpose of updating such description; and

(g)	The Registrant’s Current Reports on Form 6-K as filed with the Commission on January 14, 2025, February 13, 2025, March 5, 2025, March 12, 2025, March 20, 2025, March 20, 2025, March 21, 2025, March 25, 2025, April 4, 2025, April 22, 2025, May 14, 2025, May 23, 2025, August 19, 2025, December 5, 2025, December 29, 2025, January 2, 2026, January 22, 2026, January 28, 2026, March 2, 2026 (to the extent the information in such reports is filed and not furnished).

In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d), as applicable, of the Exchange Act, except for such reports and/or documents (or portions thereof) that are only “furnished” to the Commission or that are otherwise not deemed to be filed with the Commission pursuant to such Exchange Act sections, subsequent to the date hereof and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company’s Exchange Act file number with the Commission is 001-42197.

ITEM 4. Description of Securities.

Not applicable.

ITEM 5. Interests of Named Experts and Counsel.

Not applicable.

ITEM 6. Indemnification of Directors and Officers.

Pursuant to the BVI Companies Act and the Company’s Amended and Restated Memorandum and Articles of Association, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who: (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or (b) is or was, at the request of the Company, serving as a director or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise. This indemnification does not apply to a person unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

Under the Company’s Amended and Restated Memorandum and Articles of Association, termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. Exemption From Registration Claimed.

Not applicable.

ITEM 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Memorandum and Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 6-K furnished with the Commission on January 22, 2026)
5.1*	Opinion of Ogier as to the legality of the Ordinary Shares being registered
23.1*	Consent of Independent Public Accounting Firm
23.2*	Consent of Ogier (included in Exhibit 5.1)
24*	Power of Attorney (included on the signature page)
99.1*	MKDWELL Tech Inc. 2026 Equity Incentive Plan
107*	Filing Fee Table

*	Filed herewith

ITEM 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), MKDWELL Tech Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hsinchu, Taiwan on this 31st day of March, 2026.

MKDWELL Tech Inc.

By:	/s/ Ming-Chia Huang
Name:	Ming-Chia Huang
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned, being a director and/or officer of the Company hereby nominates, constitutes and appoints Ming-Chia Huang to be his or her true and lawful attorney-in-fact and agent and to sign in his or her name and on his or her behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance of certain ordinary shares of the Company in connection with the MKDWELL Tech Inc. 2026 Equity Incentive Plan, and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes in the Registration Statement as such attorney-in-fact and agent deems appropriate, and generally to do all such things on his or her behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of March 31, 2026.

Signature	Title	Date

/s/ Ming-Chia Huang	Chief Executive Officer, Director	March 31, 2026
Ming-Chia Huang	(Principal Executive Officer)

/s/ Min-Jie Cui	Chief Financial Officer	March 31, 2026
Min-Jie Cui	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ming-Chao Huang	Director	March 31, 2026
Ming-Chao Huang

/s/ Chih-Hsiang Tang	Director	March 31, 2026
Chih-Hsiang Tang

/s/ Chung-Yi Sun	Director	March 31, 2026
Chung-Yi Sun

/s/ Jung-Te Chang	Director	March 31, 2026
Jung-Te Chang